                                                                       EXHIBIT 5


NEITHER THESE SECURITIES NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

THIS DEBENTURE DOES NOT REQUIRE PHYSICAL SURRENDER OF THE DEBENTURE IN THE EVENT OF A PARTIAL REDEMPTION OR CONVERSION. AS A RESULT, FOLLOWING ANY CONVERSION OF ANY PORTION OF THIS DEBENTURE, THE OUTSTANDING PRINCIPAL AMOUNT REPRESENTED BY THIS DEBENTURE MAY BE LESS THAN THE PRINCIPAL AMOUNT AND ACCRUED INTEREST SET FORTH BELOW.

THE SECURITIES ISSUABLE UPON EXERCISE OR CONVERSION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE LISTED ON THE TORONTO STOCK EXCHANGE; HOWEVER, THE SAID SECURITIES CAN NOT BE TRADED THROUGH THE FACILITIES OF SUCH EXCHANGE SINCE THEY ARE NOT FREELY TRANSFERABLE, AND CONSEQUENTLY ANY CERTIFICATE REPRESENTING SUCH SECURITIES IS NOT "GOOD DELIVERY" IN SETTLEMENT OF TRANSACTIONS ON THE TORONTO STOCK EXCHANGE.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MAY NOT TRADE THE SECURITY BEFORE DECEMBER 28, 2004.

             8 7/8% SENIOR CONVERTIBLE DEBENTURE DUE AUGUST 28, 2009

                                       OF

                              INTEROIL CORPORATION


DEBENTURE NO.:  ____                      ORIGINAL PRINCIPAL AMOUNT: U.S. $[___]
ORIGINAL ISSUANCE DATE: AUGUST 27, 2004                       NEW YORK, NEW YORK


         THIS DEBENTURE ("DEBENTURE") is one of a duly authorized issue of debentures of INTEROIL CORPORATION, a corporation duly organized and existing under the laws of the Province of New Brunswick, Canada (the "COMPANY"), designated as the Company's 8 7/8% Senior Convertible Debentures Due August 28, 2009 ("MATURITY DATE") in an aggregate principal amount (when taken together with the original principal amounts of all other Debentures) which does not exceed Forty Million U.S. Dollars (U.S.$40,000,000) (the "DEBENTURES"). All references herein to "$" or "dollars" shall refer to U.S. dollars.

         FOR VALUE RECEIVED, the Company hereby promises to pay to the order of ___________________________ or its registered assigns or successors-in-interest ("HOLDER") the initial principal sum of [AMOUNT] (U.S.$_________) (the "INITIAL PRINCIPAL AMOUNT") together with all accrued but unpaid interest thereon, if any, when due, whether upon the Maturity Date or upon acceleration, redemption or otherwise (in each case in accordance with the terms hereof) to the extent such principal amount and interest has not been converted into the Company's Common Shares, no par value (the "COMMON SHARES"), in accordance with the terms hereof. Interest on the unpaid principal balance hereof shall accrue at the rate of 8 7/8%
per annum from the original date of issuance, August 27, 2004 (the "ISSUANCE DATE"), until the same becomes due and payable on the Maturity Date, on any Interest Payment Date (as defined below), or such earlier date upon acceleration or by conversion or redemption in accordance with the terms hereof or of the other Transaction Documents. Interest on this Debenture shall accrue daily commencing on the Issuance Date, shall be compounded quarterly and shall be computed on the basis of a 360-day year, 30-day months and actual days elapsed and shall be payable in accordance with Section 1 hereof. Notwithstanding anything contained herein, this Debenture shall bear interest on the due and unpaid Principal Amount from and after the occurrence and during the continuance of an Event of Default pursuant to Section 4(a), at the rate (the "DEFAULT RATE") equal to the lower of fifteen percent (15%) per annum or the highest rate permitted by law. Unless otherwise agreed or required by applicable law, payments will be applied first to any unpaid collection costs, then to unpaid interest and fees and any remaining amount to principal.

         Except as provided in Section 1 below, all payments of principal and interest on this Debenture shall be made in lawful money of the United States of America by wire transfer of immediately available funds to such account as the Holder may from time to time designate by written notice in accordance with the provisions of this Debenture or by Company check. This Debenture may not be prepaid in whole or in part except as otherwise provided herein or in the Transaction Documents. Whenever any amount expressed to be due by the terms of this Debenture is due on any day which is not a Business Day (as defined below), the same shall instead be due on the next succeeding day which is a Business Day.

         Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Securities Purchase Agreement dated on or about the August 26, 2004 pursuant to which the Debentures were originally issued (the "PURCHASE AGREEMENT"). For purposes hereof the following terms shall have the meanings ascribed to them below:

         "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control", when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "AVERAGE CONSOLIDATED EBITDA" means, as of the end of any fiscal quarter, the average of the EBITDA for the two consecutive fiscal quarters ending on the date of calculation. If the refinery owned by the Company's subsidiary does not reach Practical Completion by December 31, 2004, the calculation of the earnings interest expense, taxes, depreciation, depletion and amortization comprising EBITDA will be calculated on a pro forma basis as if Practical Completion occurred on December 31, 2004.

         "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the City of New York are authorized or required by law or executive order to remain closed.

         "CHANGE IN CONTROL TRANSACTION" will be deemed to exist if (i) there occurs any consolidation, merger or other business combination of the Company with or into any other corporation or other Person (whether or not the Company is the surviving corporation), or any other corporate reorganization or transaction or series of related transactions in which in any of such events the existing voting stockholders of the Company prior to such event cease to own 50% or more of the voting stock, or corresponding voting equity interests, of the surviving corporation after such event (including without limitation any "going private" transaction or tender offer by the Company for 20% or more of the Company's Common Shares), (ii) any Person together with its affiliates and associates beneficially owns or is deemed to beneficially own in excess of 50% of the Company's voting power, (iii) there is a replacement of more than one-half of the members of the Company's Board of Directors which is not approved by those individuals who are members of the Company's Board of Directors on the date thereof, or (iv) in one or a series of related transactions, there is a sale or transfer of all or substantially all of the assets of the Company, determined on a consolidated basis, (v) a transaction occurs as a result of which the Common Shares ceases to be listed on the Principal Market, or (vi) the occurrence of the closing by the Company pursuant to an agreement to which the Company is a party or which it is bound providing for an event set forth in (i), (ii), (iii),
(iv), or (v) above.

          "CONVERSION RATIO" means, at any time, a fraction, of which the numerator is the entire outstanding Principal Amount of this Debenture (or such portion thereof that is being redeemed or repurchased), and of which the denominator is the Conversion Price.

         "CONVERSION PRICE" shall equal U.S.$20.16, as adjusted pursuant to the terms hereof.

         "CONVERTIBLE SECURITIES" means any convertible securities, warrants, options or other rights to subscribe for or to purchase or exchange for, shares of Common Shares.

         "DEBT" shall mean indebtedness of any kind.

         "EBITDA" means for any fiscal quarter, earnings for such quarter plus the sum of the following for such quarter to the extent deducted in calculating earnings for such quarter: interest expense, taxes, depreciation, depletion and amortization, in each case (i) calculated in accordance with Canadian GAAP and consistent with past practice including the allocation of all corporate costs, and (ii) excluding results attributable to the Company's oil and gas exploration and production business.

         "EFFECTIVE DATE" means the date on which both the registration statement under the Securities Act and the Prospectus filed with the Ontario Securities Commission, in each case covering the Underlying Shares, shall have been declared effective by the applicable securities authorities.

         "EQUITY CONDITIONS" means each of the following: (i) the Company is in compliance with all requirements of the applicable U.S. and Canadian federal, state and provincial securities regulators, including, without limitation, all disclosure requirements; (ii) the Company shall be in compliance with its obligations under the Registration Rights Agreement; (iii) during the period beginning on the Initial Closing Date and ending on and including the applicable date of determination, there shall not have occurred an event of default under
Section 4(a)(iv) hereof; (iv) on each day during the period beginning on the Initial Closing Date and ending on and including the applicable date of determination, the Common Shares (including the Underlying Shares and the Warrant Shares) shall be listed on the Principal Market and delisting or suspension by such market or exchange shall not have been threatened either (A) in writing by such market or exchange or (B) by falling below for at least the requisite period the applicable minimum listing maintenance requirements of such market or exchange; (v) on the applicable date of determination the registration statement or registration statements required pursuant to the Registration Rights Agreement shall be effective and available for the sale for all of the Registerable Securities in accordance with the terms of the Registration Rights Agreement; (vi) the Company shall have no knowledge of any fact that would cause the registration statements required pursuant to the Registration Rights Agreement not to be effective and available for the sale of at least all of the Registerable Securities in accordance with the terms of the Registration Rights Agreement and (vii) on the applicable date of determination, the Underlying Shares and the Warrant Shares may be sold in Canada either pursuant to a qualified prospectus or without any restriction.

         "MARKET PRICE" shall equal the arithmetic mean of each of the daily VWAP's during the twenty (20) Trading Days immediately preceding the date as of which such Market Price is being determined. The VWAP's used to determine the Market Price shall be appropriately and equitably adjusted for any stock splits, stock dividends, recapitalizations and the like.

         "PERSON" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

         "PRACTICAL COMPLETION" has the meaning given to it in the Conditions of Contract, Engineering, Procurement & Equipment Refurbishment and Construction of InterOil Refinery at Napa Napa Papau New Guinea between InterOil Limited and Clough Niugini Limited dated as of March 26, 2002.

         "PRINCIPAL AMOUNT" shall refer to the sum of (i) the outstanding principal amount of this Debenture, (ii) all accrued but unpaid interest hereunder, and (iii) any default payments owing under the Transaction Documents (other than payment provided in Section 4(b) hereof) but not previously paid or added to the Principal Amount.

         "PRINCIPAL MARKET" shall mean the Toronto Stock Exchange.

         "REMEDY CONVERSION AMOUNT" shall mean an amount equal to 10% of the Principal Amount when first calculated pursuant to Section 3(c)(ii).

         "REMEDY CONVERSION DATE" shall mean the 25th day of each of the ten consecutive calendar months immediately following the month in which a Remedy Triggering Event shall have been publicly reported; provided, that if such day is not a Trading Day, then the Remedy Conversion Date shall be the next Trading Day.

         "SECURITIES ACT" shall mean the U.S. Securities Act of 1933, as amended.

         "SENIOR DEBT" shall mean Indebtedness of the Company described in clauses (A) through (F) and clause (H) in the definition of Permitted Indebtedness. Notwithstanding the foregoing, if the Company is not liable for such Indebtedness either directly or pursuant to a guarantee or other Contingent Obligation, such Indebtedness shall not be Senior Debt.

         "SPECIAL CONVERSION AMOUNT" shall mean an amount equal to 5.56% of the Initial Principal Amount (including all accrued but unpaid interest thereon), subject to the adjustments set forth in Section 3(a) and in Section 3(c)(iv).

         "SPECIAL CONVERSION DATE" shall mean each of the following dates: (i) June 25, 2006, (ii) July 25, 2006, (iii) August 25, 2006, (iv) September 25,
2006, (v) October 25, 2006, (vi) June 25, 2007, (vii) July 25, 2007, (viii)
August 25, 2007, (ix) September 25, 2007, (x) October 25, 2007, (xi) June 25,
2008, (xii) July 25, 2008, (xiii) August 25, 2008, (xiv) September 25, 2008,
(xv) October 25, 2008, (xvi) June 25, 2009, (xvii) July 25, 2009 and (xviii) the Maturity Date; provided, that if such day is not a Trading Day, then the Special Conversion Date shall be the next Trading Day.

         "SPECIAL CONVERSION PRICE" shall mean the lesser of (i) the Conversion Price and (ii) 90% of the Market Price.

         "TRADING DAY" shall mean a day on which there is trading on the Principal Market.

         "UNDERLYING SHARES" means the Common Shares which may be issued upon conversion of, or otherwise under, the Debenture in accordance with the terms hereof and the Purchase Agreement.

         "VWAP" shall mean the daily volume weighted average of: 1) the daily volume weighted average price of the Common Shares on the Principal Market, expressed in US dollars based upon the most current Bank of Canada buy rate on the date such price is determined and 2) the daily volume weighted average price of the Common Shares on the Approved Market , where 1) and 2) are as reported by Bloomberg Financial L.P. (based on a trading day from 9:30 a.m. Eastern Time to 4:00 p.m. Eastern Time) using the "Volume at Price" function on the date in question. If the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City Time (or such other time as the Principal Market and the Approved Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York City Time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg.

         The following terms and conditions shall apply to this Debenture:

         SECTION 1. PAYMENTS OF PRINCIPAL AND INTEREST.

              (a) Interest. Accrued interest on this Debenture shall be paid quarterly, on the first day of each calendar quarter, commencing on October 1, 2004 (each such payment date, an "INTEREST PAYMENT DATE"). Subject to the terms hereof, the Company shall, at its option, have the right to pay interest on each Interest Payment Date either in cash or Common Shares or a combination thereof. In order to exercise such right, the Company shall deliver to all the Holders of Debentures a written irrevocable notice in the form of Exhibit B attached hereto electing to pay such interest in full on such Interest Payment Date in either cash or Common Shares or a combination thereof ("INTEREST ELECTION NOTICE"). Such Interest Election Notice shall be delivered at least forty (40) calendar days prior to the applicable Interest Payment Date but no more than sixty (60) calendar days prior to such Interest Payment Date (the date of such notice being hereinafter referred to as the "INTEREST NOTICE DATE"). If the Company is electing to pay a combination of cash and Common Shares it shall specify the percentages of cash and Common Shares in the Interest Election Notice. If such Interest Election Notice is not delivered within the prescribed period set forth in the preceding sentence, then such payment shall be paid in cash. If the Company elects to pay any interest in shares of Common Shares (such Common Shares, the "INTEREST SHARES"), the number of such Interest Shares to be issued for such Interest Payment Date shall be the number determined by dividing (x) amount of interest, by (y) 90% of the Market Price as of such Interest Payment Date. Such Interest Shares shall be issued and delivered within three (3) Trading Days following such Interest Payment Date and shall be duly authorized, validly issued, fully paid, non-assessable and free and clear of all encumbrances, other than transfer restrictions imposed by applicable securities laws. If the Holder does not receive the requisite number of Interest Shares within such three Trading Day period, the Company shall (a) if the Holder is required by its broker to purchase (in an open market transaction or otherwise) Common Shares to deliver in satisfaction of a sale by the Holder of the Interest Shares which the Holder anticipated receiving upon such interest payment, then
(1) pay in cash to the Holder the amount by which (x) the Holder's total purchase price (including brokerage commissions, if any) for the Common Shares so purchased exceeds (y) the amount obtained by multiplying (A) the number of Interest Shares that the Company was required to deliver to the Holder in connection with the exercise at issue by (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) at the option of the Holder, either pay in cash the full amount of the interest due or deliver to the Holder the number of Interest Shares that would have been issued had the Company timely complied with its delivery obligations hereunder, and (b) if the Holder so requests, then deem the election (whether by the Company or the Holder) to be cancelled and shall pay the full amount of interest due hereunder (together with any Default Interest) or such portion as the Holder specified is to be paid in cash instead of Interest Shares within two (2) Business Days of such request by the Holder. Except as otherwise provided in this Section 1, all holders of Debentures must be treated equally with respect to such payment of interest in Interest Shares.

              (b) Gross-up.

                   (i) All payments by the Company under this Debenture shall be made free and clear of and without deduction or withholding for any and all taxes unless required by law, rule, regulation or the interpretation of such law, rule or regulation, by the relevant governmental authority ("Governmental Authority"). If the Company shall be so required to deduct or withhold any such taxes from or in respect of any amount payable under this Debenture,

                        (A) the amount payable shall be increased by such additional amount as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional amounts paid under this Section 1.1(b), the Holder receives a net amount equal to the full amount it would have received if no deduction or withholding had been made;

                        (B) the Company shall make such required deductions or withholdings;

                        (C) the Company shall pay the full amount deducted or withheld to the relevant taxation or other governmental authority in accordance with and within the time required by applicable law; and

                        (D) the Company shall deliver to the Holder, as soon as practicable after it has made such payment to the applicable authority
         (x) a copy of such receipt as issued by such authority evidencing the remittance of all amounts required to be deducted or withheld from the sum payable under this Debenture, or (y) if such a receipt is not available from such authority, notice of the payment of such amount deducted or withheld;

provided that, the obligations of the Company to pay additional amounts pursuant to this Section shall not apply with respect to taxes imposed on the Holder ("EXCLUDED TAXES") that are income, capital or franchise taxes imposed on (or measured by) net income or capital by the jurisdiction under the laws of which the Holder is organized or in which its principal office is located, are branch profits taxes or similar taxes imposed by any jurisdiction in which any Holder is located, or arise by virtue of the Holder not dealing at arm's length with the Company for purposes of the Income Tax Act (Canada).

                   (ii) Without prejudice to Section 1.1(b)(i), if the Holder is required at any time (whether before or after the Company has discharged all of its other obligations under this Debenture) to make any payment on account of any tax which the Company is required to withhold in accordance with Section 1.1(b)(i) or for which an Obligor is otherwise required to indemnify the Holder pursuant to Sections 1.1(b)(i), or 1.1(b)(iii), or if any liability in respect of any such payment is asserted, imposed, levied or assessed against the Holder, the Company shall, within 30 days of written demand of the Holder, promptly indemnify the Holder against such payment or liability, together with interest, penalties and expenses payable or incurred in connection with such payment or liability, including, without limitation, any tax imposed by any jurisdiction on or in relation to any amounts paid to or for the account of such Holder pursuant to this Section 1.1(b). On intending to make a claim pursuant to this Section 1.1(b), the Holder shall notify the Company of the event in respect of which it believes it is entitled to make such claim and supply reasonable supporting evidence including a copy of the relevant portion of any written assessment.

                   (iii) If the Company fails to pay any taxes required to be paid by it pursuant to this Section 1.1(b) when due to the appropriate governmental authority or fails to remit to the Holder the required receipts or other documentary evidence required by Section 1.1(b), the Company shall indemnify the Holder for any incremental taxes, interest or penalties that may become payable by the Holder as a result of any such failure.

                   (iv) The agreements and obligations contained in Section 1.1(b) shall survive the payment in full of principal, interest, fees and any other amounts payable under this Debenture and the termination of this Debenture.

              (c) Equity Conditions. Notwithstanding anything to the contrary herein, the Company shall be prohibited from exercising its right to issue Interest Shares (and must deliver cash in respect thereof) on the applicable Interest Payment Date if at any time from and including the Interest Notice Date until the time at which the Holders receive such Interest Shares (i) any of the Equity Conditions are not satisfied or (ii) an Event of Default hereunder exists or occurs, or any event which, with the passage of time or notice or both, would constitute an Event of Default, unless otherwise waived in writing by the Holder in whole or in part at the Holder's option.

              (d) Ownership/Issuance Limitations. Notwithstanding anything to the contrary herein, the Company shall be prohibited from exercising its right to pay interest in Interest Shares (and must deliver cash in respect thereof) on the applicable Interest Payment Date to the extent, and only to the extent, that such payment in Interest Shares would result in the Holder hereof exceeding the limitations contained in Section 3(k) below. In such event, (i) the Company on the Interest Payment Date, shall pay such portion of interest, in Interest Shares as may be effected without exceeding such limitations, and (ii) the balance of the interest shall be paid in cash. In connection with the delivery of any notices by the Holder, the Company may request, and the Holder shall confirm, that in connection with receiving any applicable Common Shares pursuant thereto whether or not, after giving effect to receipt of the applicable Common Shares, such Holder, together with its Affiliates, will have beneficial ownership of a number of Common Shares which exceeds the Maximum Percentage.

         SECTION 2. SENIORITY.

              (a) The Company covenants and agrees, and each Holder of a Debenture, by his acceptance thereof, likewise covenants and agrees, for the benefit of the holders, from time to time, of Senior Indebtedness, that, to the extent and in the manner hereinafter set forth in this Section, the Indebtedness represented by the Debenture and the payment of the principal of (and premium, if any, on) and interest on each and all of the Debentures are hereby expressly made subordinate and subject in right of payment as provided in this Section to the prior payment in full of all Senior Indebtedness, whether outstanding on the date of hereof or thereafter created, incurred, assumed or guaranteed; provided, however, that the Debentures, the Indebtedness represented thereby and the payment of the principal of (and premium, if any, on) and interest on the Debentures in all respects shall rank equally with, or prior to, all existing and future unsecured indebtedness (including, without limitation, Indebtedness) of the Company that is subordinated to Senior Indebtedness.

              (b) In the event of any bankruptcy, insolvency or liquidation proceeding with respect to the Company, upon any distribution of assets or other property of the Company or payment on behalf of the Company with respect to the
Debentures:

                   (i) the holders of Senior Indebtedness shall be entitled to receive payment in full of such Senior Indebtedness, or provision must be made for such payment, before the Holders of the Debentures are entitled to receive any direct or indirect payment or distribution of any kind or character, whether in cash, property or securities on account of principal of (or premium, if any, on) or interest on the Debentures or on account of the purchase or redemption or other acquisition of Debentures (including pursuant to a Change of Control); and

                   (ii) any direct or indirect payment or distribution of assets or other property of the Company of any kind or character, whether in cash, property or securities, by set-off or otherwise, or which the Holders would be entitled but for the provisions of this Section shall be paid by the Company or by any liquidating trustee or agent or other Person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the holders of Senior Indebtedness or their representative or representatives or to the trustee or trustees under any indenture under which any instruments evidencing any of such Senior Indebtedness may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness held or represented by each, to the extent necessary to make payment in full of all Senior Indebtedness after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness; and

                   (iii) in the event that, notwithstanding the foregoing provisions of this Section, the Holder of any Debenture shall have received any payment or distribution of assets or other property of the Company of any kind or character, whether in cash, property or securities, by set-off or otherwise, in respect of principal of (and premium, if any, on) or interest on the Debenture before all Senior Indebtedness is paid or provided for in full, then and in such event such payment or distribution shall be received and held in trust for and shall be paid over or delivered forthwith to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other Person making payment or distribution of assets of the Company, to the extent necessary to pay all Senior Indebtedness in full, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.

              (c) Upon (1) the occurrence of an event of default on any Senior Indebtedness caused by the failure to pay the principal or interest on such Senior Indebtedness, when scheduled or upon acceleration, and (2) receipt by a Holder of written notice of such occurrence, then no payment or distribution of any properties of the Company of any kind or character shall be made by the Company on account of principal of (or premium, if any, on) or interest on the Debentures or on account of the purchase or redemption or other acquisition of Debentures unless and until such event of default shall have been cured or waived in writing or shall have ceased to exist or such Senior Indebtedness shall have been paid in full or otherwise discharged. Nothing in the foregoing shall be construed to prohibit: (i) the issuance of any Common Shares to Holder upon conversion or as payment of interest; or (ii) the accrual of any interest or other amounts due pursuant to the terms of the Debenture.

              (d) In the event that, notwithstanding the foregoing, the Company shall make any payment to the Holder of any Debenture prohibited by the foregoing provisions of this Section 2, then and in such event such payment shall be paid over and delivered forthwith to the Company.

              (e) Notwithstanding anything in this Debenture to the contrary, no Person shall have any rights senior to the Holder with respect to the Collateral Account (as defined in the Securities Purchase Agreement).

         SECTION 3. CONVERSION.

              (a) Conversion Right. Subject to the terms hereof and restrictions and limitations contained herein, the Holder shall have the right, at such Holder's option, at any time and from time to time to convert the outstanding Principal Amount under this Debenture in whole or in part by delivering to the Company a fully executed notice of conversion in the form of conversion notice attached hereto as Exhibit A (the "CONVERSION NOTICE"), which may be transmitted by facsimile. Such conversions of Principal Amount under this
Section 3(a), shall be applied, as specified by the Holder (as set forth in writing to the Company) to reduce (x) the amount of Special Conversion Amounts that may be converted on pursuant to Section 3(c) commencing with the next Special Conversion Amount; (y) the Special Conversion Amounts starting with the last Special Conversion Amount, or (z) all remaining Special Conversion Amounts pro rata. In addition, the Holder may specify that conversions of Principal Amounts be applied first to reduce any remaining Principal Amount due on the Maturity Date (net of remaining Special Conversion Amounts) and thereafter to reduce the Special Conversion Amounts starting with the last Special Conversion Amount. In the event that no option is selected by the Holder, the amount converted pursuant to this Section 3(a) shall be applied to reduce any remaining Principal Amount due on the Maturity Date and thereafter the last Special Conversion Amount.

              (b) Common Shares Issuance Upon Conversion.

                   (i) Conversion Date Procedures. Upon conversion of this Debenture pursuant to Section 3(a) above, the outstanding Principal Amount hereunder shall be converted into such number of fully paid, validly issued and non-assessable Common Shares, free of any liens, claims and encumbrances, as is determined by dividing the outstanding Principal Amount being converted by the Conversion Price. The date of any Conversion Notice hereunder shall be referred to herein as the "CONVERSION DATE". If a conversion under this Debenture cannot be effected in full for any reason, or if the Holder is converting less than all of the outstanding Principal Amount hereunder pursuant to a Conversion Notice, if the Holder so elects, the Company shall promptly deliver to the Holder (but no later than five Trading Days after the Conversion Date) a Debenture for such outstanding Principal Amount as has not been converted if this Debenture has been surrendered to the Company for partial conversion. The Holder shall not be required to physically surrender this Debenture to the Company upon any conversion hereunder unless the full outstanding Principal Amount represented by this Debenture is being converted or repaid. The Holder and the Company shall maintain records showing the outstanding Principal Amount so converted and repaid and the dates of such conversions or repayments or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Debenture upon each such conversion or repayment.

                   (ii) Stock Certificates. The Company will deliver to the Holder not later than three (3) Trading Days after the Conversion Date, a certificate or certificates which shall be free of restrictive legends and trading restrictions except as provided in the Purchase Agreement, representing the number of Common Shares being acquired upon the conversion of this Debenture. In lieu of delivering physical certificates representing the Common Shares issuable upon conversion of this Debenture, provided the Company's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer ("FAST") program, upon request of the Holder, the Company shall use commercially reasonable efforts to cause its transfer agent to electronically transmit such shares issuable upon conversion to the Holder (or its designee), by crediting the account of the Holder's (or such designee's) prime broker with DTC through its Deposit Withdrawal Agent Commission system (provided that the same time periods herein as for stock certificates shall apply). If in the case of any conversion hereunder, such certificate or certificates are not delivered to or as directed by the

Holder by the third Trading Day after the Conversion Date, the Holder shall be entitled by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return this Debenture tendered for conversion. If the Company fails to deliver to the Holder such certificate or certificates (or shares through DTC) pursuant to this Section 3(b) (free of any restrictions on transfer) in accordance herewith, prior to the third Trading Day after the Conversion Date, the Company shall pay to the Holder, in cash, an amount equal to 2% of the Principal Amount per month until such shares are delivered.

              (c) Additional Conversion Rights.

                   (i) In addition to the conversion rights get set forth in
Section 3(a) above, the Holder shall have the right, exercisable as set forth below, (A) to convert the Special Conversion Amount on each of the Special Conversion Dates (such conversion right, the "SPECIAL CONVERSION RIGHT") and (B) if there has occurred a Remedy Triggering Event at any time, then to convert the Remedy Conversion Amount on a Remedy Conversion Date (such conversion right, the "REMEDY CONVERSION RIGHT" and together with the Special Conversion Right, the "ADDITIONAL CONVERSION RIGHTS"). Notwithstanding the foregoing, in no event shall the Holder be permitted to exercise both the Special Conversion Right and the Remedy Conversion Right in the same month.

                   (ii) For purposes of this Section 3(c), a "REMEDY TRIGGERING EVENT" shall mean the occurrence of any of the following events: (A) the Average Consolidated EBITDA of the Company for the period ending June 30, 2005 is less than U.S.$5 million, (B) the Average Consolidated EBITDA of the Company for the period ending September 30, 2005 is less than U.S.$6.25 million, (C) the Average Consolidated EBITDA for any period ending on or after December 31, 2005 is less than U.S.$7.5 million, or (D) an Event of Default shall have occurred. Immediately upon the first occurrence of any Remedy Triggering Event, the Principal Amount (including all accrued but unpaid interest thereon) shall be automatically adjusted to an amount equal to 110% of such Principal Amount.

                   (iii) Not less than twenty-five (25) Trading Days nor more than thirty (30) Trading Days preceding each Special Conversion Date or Remedy Conversion Date, the Company shall give the Holder written notice (each, a "COMPANY NOTICE") of the Company's irrevocable election to satisfy its obligations with respect to the applicable Special Conversion Amount or Remedy Conversion Amount by payment in full in cash or shares of such Special Conversion Amount or Remedy Conversion Amount (as the case may be) on such Special Conversion Date or Remedy Conversion Date as applicable upon the Holder's exercise of the applicable Additional Conversion Right. If the applicable Company Notice is not delivered within the foregoing prescribed period, then the Company shall be deemed to have elected to irrevocably pay the Special Conversion Amount or Remedy Conversion Amount (as the case may be) in full in cash and such applicable Special Conversion Amount or Remedy Conversion Amount shall be paid in cash on the applicable Special Conversion Date or Remedy Conversion Date if the Holder shall have exercised the applicable Additional Conversion Right.

                   (iv) Within five (5) Trading Days of receipt of the Company's notice pursuant to Section 3(c)(iii) above, the Holder shall deliver written notice (a "HOLDER NOTICE") of exercise of its applicable Additional Conversion Right. If the Holder's Notice is not received by the Company within the preceding time frame, the Holder shall be deemed to have waived the applicable Additional Conversion Right for such Special Conversion Date or the Remedy Conversion Date, as the case may be. If the Company elects to pay the applicable Conversion Amount in Common Shares, then the Company shall within three (3) Trading Days following the Special Conversion Date or the Remedy Conversion Date (as the case may be), issue to the Holder such number of Common Shares as shall be obtained by dividing the Special Conversion Amount or the Remedy Conversion Amount (as the case may be) by the Special Conversion Price. Notwithstanding the foregoing, (A) in the event that the number of Common Shares issued to the Holder would cause the limitations in
Section 3(k) to be exceeded, that portion of the Special Conversion Amount or the Remedy Conversion Amount (as the case may be) that would cause such limit to be exceeded shall instead be paid in cash and (B) if there is a failure to maintain to satisfy any Equity Condition on each Trading Day during the period from the giving of the Holder's notice to convert until the Special Conversion Date or the Remedy Conversion Date (as the case may be), then unless waived by the Holder, the Special Conversion Amount or the Remedy Conversion Amount (as the case may be) shall be paid in cash. If the Holder does not receive the requisite number of Common Shares in the form required above within such three
(3) Trading Day period, the Company shall (a) if the Holder is required by its broker to purchase (in an open market transaction or otherwise) Common Shares to deliver in satisfaction of a sale by the Holder of the Common Shares which the Holder anticipated receiving upon exercise of such Special Conversion Right, then (1) pay in cash to the Holder the amount by which (x) the Holder's total purchase price (including brokerage commissions, if any) for the Common Shares so purchased exceeds (y) the amount obtained by multiplying (A) the number of Common Shares that the Company was required to deliver to the Holder in connection with the conversion at issue by (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) at the option of the Holder, either reinstate that portion of the Principal Amount, the conversion of which was not honored, or deliver to the Holder the number of Common Shares that would have been issued had the Company timely complied with its delivery obligations hereunder, and (b) if the Holder so requests, then shall pay the Special Conversion Amount due hereunder (together with any Default Interest) or such portion as the Holder specified is to be paid in cash instead of Common Shares within two (2) Business Days of such request by the Holder. All holders of Debentures must be treated equally with respect to the Company's election to satisfy the Special Conversion Amount in cash.

                   (v) Notwithstanding the foregoing, the Holder shall retain all rights pursuant to Section 3(a) above, at any time until the Special Conversion Date or the Remedy Conversion Date (as the case may be) to convert any portion of the applicable Special Conversion Amount or the Remedy Conversion Amount (as the case may be) at the Conversion Price.

              (d) Mandatory Conversion.

                   (i) If, commencing on the date which is twelve (12) months after the Effective Date, (A) the daily VWAP of the Common Shares has been at or above 140% of the Conversion Price for at least 30 consecutive Trading Days (any such 30 Trading Day period being a "TRIGGER PERIOD"), and (B) the aggregate number of Common Shares traded on the Principal Market and the Approved Markets shall be at least 65,000 shares per day (as adjusted for stock splits, reverse splits, stock divided, and reorganizations) during each Trading Day of the Trigger Period, then the Company shall have the right to require the Holder to convert this Debenture in whole, as set forth and subject to the conditions set forth below; provided that this election must apply to all Debentures equally.

                   (ii) To exercise its right to require the Holder to convert this Debenture following a Trigger Period, the Company must give to the Holder a written notice (a "MANDATORY CONVERSION NOTICE") which notice must be given within three Trading Days of the end of any Trigger Period, which notice shall specify the date (the "MANDATORY CONVERSION DATE") on which this Debenture shall be converted, which date shall be not less than ten Trading Days nor more than 20 Trading Days from the date such notice is received by the Holder, and on the Mandatory Conversion Date, (i) the outstanding Principal Amount hereunder shall be converted into such number of fully paid, validly issued and non-assessable Common Shares, as is determined by dividing the outstanding Principal Amount being converted by the then Conversion Price and (ii) the rights of the Holders under the Debentures shall cease and the Holder shall be treated for all purposes as having become an owner of Common Shares. Notwithstanding the foregoing, the Company's right to require the conversion of this Debenture shall be subject to the following conditions: at all times during the Trigger Period and from the date of the Mandatory Conversion Notice to the Mandatory Conversion Date, (A) all of the Equity Conditions have been satisfied, (B) the Common Shares shall have been continually listed (and not suspended from trading) on the Principal Market or an Approved Market; and (C) no Event of Default or event which, with the giving of notice or the passage of time or both, would constitute an Event of Default, shall have occurred.

              (e) Conversion Price Adjustments.

                   (i) Stock Dividends, Splits and Combinations. If the Company or any of its subsidiaries, at any time while the Debentures are outstanding (A) shall pay a stock dividend or otherwise make a distribution or distributions on any equity securities (including instruments or securities convertible into or exchangeable for such equity securities) in Common Shares, (B) subdivide outstanding Common Shares into a larger number of shares, or (C) combine outstanding Common Shares into a smaller number of shares, then each Affected Conversion Price (as defined below) shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Shares outstanding before such event and the denominator of which shall be the number of shares of Common Shares outstanding after such event. Any adjustment made pursuant to this
Section 3(e)(i) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

              As used herein, the Affected Conversion Prices (each an "AFFECTED CONVERSION PRICE") shall refer to: (i) the Conversion Price; (ii) each reported daily closing price of the Common Shares on the Principal Market occurring on any Trading Day included in the period used for determining the Market Price, which Trading Day occurred before the record date in the case of events referred to in clause (A) of this subparagraph 3(e)(i) and before the effective date in the case of the events referred to in clauses (B) and (C) of this subparagraph 3(e)(i).

                   (ii) Distributions. If the Company or any of its subsidiaries, at any time while the Debentures are outstanding, shall distribute to all holders of Common Shares evidences of its indebtedness or assets or cash or rights or warrants to subscribe for or purchase any security of the Company or any of its subsidiaries (excluding those referred to in Section 3(e)(i) above), then concurrently with such distributions to holders of Common Shares, the Company shall distribute to holders of the Debentures the amount of such indebtedness, assets, cash or rights or warrants which the holders of Debentures would have received had all their Debentures been converted into Common Shares at the Conversion Price immediately prior to the record date for such distribution.

                   (iii) Other Corporate Events. Prior to the consummation of any recapitalization, reorganization, consolidation, merger, spin-off or other business combination (other than a Change of Control) pursuant to which holders of Common Shares are entitled to receive securities or other assets with respect to or in exchange for Common Shares (a "CORPORATE EVENT"), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon a conversion of this Debenture at the Conversion Price,
(i) in addition to the Common Shares receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such Common Shares had such Common Shares been held by the Holder upon the consummation of such Corporate Event or (ii) in lieu of the Common Shares otherwise receivable upon such conversion, such securities or other assets received by the holder of Common Shares in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Debenture initially been issued with a conversion rights for the form of such consideration (as opposed to shares of Common Shares) at a conversion ratio for such consideration commensurate with the Conversion Ratio. Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Holder.

                   (iv) Rounding of Adjustments. All calculations under this
Section 3 or Section 1 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

                   (v) Notice of Adjustments. Whenever any Affected Conversion Price is adjusted pursuant to Section 3(d)(iii) above, the Company shall promptly deliver to each holder of the Debentures, a notice setting forth the Affected Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment, provided that any failure to so provide such notice shall not affect the automatic adjustment hereunder.

                   (vi) Change in Control Transactions. If a Change in Control Transaction occurs, the Company shall notify the Holder of such Change in Control Transaction promptly, but in no event more than 5 Trading Days, following such Change in Control Transaction. If a Change in Control Transaction occurs, the Holder shall have the right, at its option, (A) to convert this Debenture, in whole or in part, at the Special Conversion Price in effect as of the day before the closing date of the Change in Control Transaction, into the shares of stock or other securities, cash and/or property, if any, receivable by Holders of Common Shares following such Change in Control Transaction, or (B) to require the Company or its successor to redeem this Debenture in cash at 115% of the Principal Amount (including accrued but unpaid interest). The Holder may exercise its rights by sending notice to the Company within 10 Trading Days following the receipt of the notice of the Change in Control from the

Company. If Holder does not notify the Company of its election within such 10 Trading Days, the Holder shall be deemed to have waived its rights under this Section. If the Holder elects to convert all or a portion of this Debenture under clause (A) of this paragraph, the Company or its successor shall promptly deliver to the Holder the securities, cash and/or property to which the Holder is entitled and if the Holder elects to cause the redemption of the Debenture under clause (B) of this paragraph then the Company or its successor shall promptly, but in no event more than 10 Trading Days after such election, pay the redemption price to the Holder. In addition, if the Change of Control involves the issuance by the surviving company of securities, cash and/or property, in exchange for Common Shares, the Company shall make appropriate provision (in form and substance reasonably satisfactory to the Holder of not less than 60% of the aggregate Principal Amount of all Debentures then outstanding) to ensure that this Debenture is convertible into such securities, cash and/or property based on the exchange ratio for the Common Shares in the Change of Control Transaction. This provision shall similarly apply to successive Change of Control Transactions.

                   (vii) Other Events. If any event occurs of the type contemplated by the provisions of this Section 3(e) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holder under this Debenture; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 3(e).

                   (viii) Notice of Certain Events. If:

                        (A) the Company shall declare a dividend (or any other distribution) on its Common Shares; or

                        (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of its Common Shares; or

                        (C) the Company shall authorize the granting to all Holders of the Common Shares rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or

                        (D) the approval of any shareholders of the Company shall be required in connection with any reclassification of the Common Shares of the Company, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, of any compulsory share of exchange whereby the Common Shares are converted into other securities, cash or property; or

                        (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company;

then the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of this Debenture, and shall cause to be mailed to the Holder at its last address as it shall appear upon the books of the Company, on or prior to the date notice to the Company's stockholders generally is given, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Shares of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Shares of record shall be entitled to exchange their shares of Common Shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange.

         (f) Reservation and Issuance of Underlying Securities. The Company shall at all times reserve and keep available out of its authorized and unissued Common Shares solely for the purpose of issuance upon conversion of this Debenture (including repayments in stock), free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Debentures, such number of its Common Shares as shall from time to time be sufficient to effect the conversion of all Debentures; provided, however, that the Company shall not be required to issue more than 4,000,000 Common Shares (as adjusted for stock dividend, stock splits and other events described in Section
3) pursuant to the conversion of interest and principal repayment provisions of the Debentures or exercise of the Warrants. The Company covenants that all Common Shares that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid, nonassessable and freely tradeable, other than transfer restrictions of applicable securities laws.

         (g) No Fractions. Upon a conversion hereunder the Company shall not be required to issue share certificates representing fractions of Common Shares, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the closing price of a Common Shares at such time. If the Company elects not, or is unable, to make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole Common Share.

         (h) Charges, Taxes and Expenses. Issuance of certificates for Common Shares upon the conversion of this Debenture (including repayment in stock) shall be made without charge to the holder hereof for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event certificates for Common Shares are to be issued in a name other than the name of the Holder, this Debenture when surrendered for conversion shall be accompanied by an assignment form; and provided further, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any such transfer.

         (i) Cancellation. After all of the Principal Amount (including accrued but unpaid interest and default payments at any time owed on this Debenture) have been paid in full or converted into Common Shares, this Debenture shall automatically be deemed canceled and the Holder shall promptly surrender the Debenture to the Company at the Company's principal executive offices.

         (j) Notices Procedures. Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by confirmed facsimile, or by a nationally recognized overnight courier service to the Company at the facsimile telephone number or address of the principal place of business of the Company as set forth in the Purchase Agreement. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, or by a nationally recognized overnight courier service addressed to the Holder at the facsimile telephone number or address of the Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed delivered (i) upon receipt, when delivered personally, (ii) when sent by facsimile, upon receipt if received on a Business Day prior to 5:00 p.m. (Eastern Time), or on the first Business Day following such receipt if received on a Business Day after 5:00 p.m. (Eastern Time) or
(iii) upon receipt, when deposited with a nationally recognized overnight courier service.

         (k) 9.99% Conversion Limitations. (i) The Company shall not effect the conversion of this Debenture, and no Holder of this Debenture shall have the right to convert this Debenture, to the extent that after giving effect to such conversion, the number of Common Shares that may be acquired by the Holder upon conversion (other than pursuant to a mandatory conversion in Section 3(d)) or pursuant to the payment of interest in Common Shares, pursuant to the terms hereof shall not exceed a number that, when added to the total number of Common Shares deemed beneficially owned by such Holder, directly or indirectly (as determined pursuant to the Securities Act (Ontario), as amended from time to time), and to those Common Shares over which the Holder exercises control or direction give the Holder beneficial ownership, directly or indirectly (as determined pursuant to the Securities Act (Ontario), as amended from time to time) or control or direction over, or a combination of both carrying more than 9.99% of the voting rights attached to voting securities of the Company for time being outstanding (the "RESTRICTED OWNERSHIP PERCENTAGE").

              (ii) After the Common Shares have been listed on an Approved Market, the Company shall not effect any conversion of this Debenture (other than pursuant to a mandatory conversion in Section 3(d)), and the Holder of this Debenture shall not have the right to convert any portion of this Debenture, to the extent that after giving effect to such conversion, the Holder (together with the Holder's Affiliates) would beneficially own in excess of the Restricted Ownership Percentage after giving effect to such conversion. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of Common Shares issuable upon conversion of this Debenture with respect to which the determination of such sentence is being made, but shall exclude the number of Common Shares which would be issuable upon (A) conversion of the remaining, nonconverted portion of this Debenture beneficially owned by the Holder or any of its affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Debentures or other Warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 3(k)(ii), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "1934

ACT"). For purposes of this Section 3(k)(ii), in determining the number of outstanding Common Shares, the Holder may rely on the number of outstanding Common Shares as reflected in (x) the Company's most recent Form 20-F, (y) a more recent public announcement by the Company or (z) any other notice by the Company or its transfer agent setting forth the number of Common Shares outstanding. Upon the written or oral request of the Holder, the Company shall within one Business Day confirm orally and in writing to the Holder the number of Common Shares then outstanding. In any case, the number of outstanding Common Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Debenture, by the Holder or its Affiliates since the date as of which such number of outstanding Common Shares was reported.

              (l) Reorganization. Notwithstanding any other provision of this Debenture, on a reorganization of capital, the number of Common Shares into which this Debenture may be converted and the Conversion Price, or both, must be reorganized so that the Holder will not receive a benefit that holders of Common Shares do not receive.

         SECTION 4. DEFAULTS AND REMEDIES.

              (a) Events of Default. An "EVENT OF DEFAULT" is: (i) the suspension from trading or failure of the Common Shares to be listed on the Principal Market for a period of five consecutive days or for more than an aggregate of 10 days in any 365-day period; (ii) at any time following the tenth consecutive Business Day that the number of shares reserved for issuance under this Debenture is less than the number of shares of Common Shares that the Holder would be entitled to receive upon a conversion of the full Principal Amount of this Debenture (without regard to any limitations on conversion set forth in Section 3(i)); (iii) in the case of a default in payment of the principal amount or accrued but unpaid interest thereon continuing for at least 5 days of any of the Debentures on or after the date such payment is due (to the extent such principal and/or amount has not been converted into Common Shares in accordance with the terms hereof), including without limitation payments due on any Interest Payment Date, Special Conversion Date or Remedy Conversion Date where the Company has exercised its right to pay in cash; (iv) a default in the timely issuance of Underlying Shares upon and in accordance with the terms hereof, which default continues for five business days after the Company has received written notice informing the Company that it has failed to issue shares or deliver stock certificates within the fifth day following the Conversion Date; (v) failure by the Company for ten (10) days after written notice has been received by the Company to comply with any other material provision of any of the Debentures, the Purchase Agreement, the Warrants or the Registration Rights Agreement (including without limitation, the covenants contained in Section 3 of the Purchase Agreement); (vi) a breach by the Company of its material representations or warranties in the Purchase Agreement; (vii) any default after any cure period under, or acceleration prior to maturity of, any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any of its subsidiaries for in excess of $500,000 or for money borrowed the repayment of which is guaranteed by the Company or any of its Subsidiaries for in excess of $500,000, whether such indebtedness or guarantee now exists or shall be created hereafter; (viii) a final judgment or judgments for the payment of money aggregating in excess of $2,500,000 are rendered against the Company or any of its Subsidiaries and which judgments are not, within 60 days after the entry hereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $2,500,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company will receive the proceeds of such insurance or indemnity within 60 days of the issuance of such judgment; or (x) if the Company or any of its Subsidiaries is subject to any Bankruptcy Event (as defined below).

         "BANKRUPTCY EVENT" means any of the following events: (a) the Company or any subsidiary commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any subsidiary thereof; (b) there is commenced against the Company or any subsidiary any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Company or any subsidiary is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Company or any subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) the Company or any subsidiary makes a general assignment for the benefit of creditors; (f) the Company or any subsidiary fails to pay, or states that it is unable to pay or is unable to pay, its debts generally as they become due; (g) the Company or any subsidiary calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (h) the Company or any subsidiary, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

              (b) Remedies. If an Event of Default occurs and is continuing with respect to any of the Debentures, the Holder may declare all of the then outstanding Principal Amount of this Debenture and all other Debentures held by the Holder, including any interest due thereon, to be due and payable immediately in cash, except that in the case of an Event of Default arising from events described in clauses (viii) and (x) of Section 4(a), this Debenture shall become due and payable without further action or notice. In the event of an acceleration, the amount due and owing to the Holder shall be the greater of (1) 115% of the Principal Amount of the Debentures (including all accrued and unpaid interest, if any) held by the Holder and (2) the product of (A) the highest closing price for the Common Shares on the Principal Market for the twenty (20) Trading days immediately preceding the Holder's acceleration and (B) the Conversion Ratio. In either case the Company shall pay interest on such amount in cash at the Default Rate to the Holder if such amount is not paid within seven days of Holder's request. The remedies under this Debenture shall be cumulative.

         SECTION 5. COMPANY'S OPTION TO EFFECT COVENANT DEFEASANCE.

              (a) The Company may, at its option and at any time, elect to have the obligations of the Company released with respect to Sections 3.13, 3.14 and
3.15 of the Purchase Agreement ("COVENANT DEFEASANCE") and thereafter any omission to comply with such obligations shall not constitute an Event of Default with respect to the Debentures. Other than as set forth above, none of the other rights and obligations of the parties under the Transaction Documents shall be affected.

              (b) The following shall be the conditions to application of Covenant Defeasance:

                   (i) the Company must irrevocably deposit in the Collateral Account, for the benefit of the Holders of Debentures, cash in U.S. dollars, non-callable U.S. Government Obligations (as defined below), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of all of the Debentures on the stated date for payment thereof or on the redemption date, as the case may be;

                   (ii) the Company shall have delivered to the Holders an Opinion of Counsel in the United States reasonably acceptable to the Holders confirming that the Holders will not recognize income, gain or loss for federal or Canadian income tax purposes as a result of such Covenant Defeasance and will be subject to federal and Canadian income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

                   (iii) such Covenant Defeasance shall not result in a breach or violation of, or constitute a default under this Debenture, the Purchase Agreement or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

                   (iv) the Company shall have delivered to the Holders an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

                   (v) the Company shall have delivered to the Holders an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Covenant Defeasance have been complied with; and

                   (vi) No event or condition shall exist that would prevent the Company from making payments of the principal of, premium, if any, and interest on the Debentures on the date of such deposit on the date of such deposit.

              (c) All money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee pursuant to this Section 5 in respect of the outstanding Debentures shall be held in trust and applied by the Trustee, in accordance with the provisions of the Debentures and the Purchase Agreement, to the payment, either directly or through any paying agent (including the Company acting as its own paying agent) as the Trustee may determine, to the Holders of such Debentures of all sums due and to become due thereon in respect of principal (and premium, if any) and interest, but such money need not be segregated from other funds except to the extent required by law.

              (d) If the Trustee or any Paying Agent is unable to apply any money in accordance with paragraph (c) of this Section 5 by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company's obligations under this Debenture and the Purchase Agreement shall be revived and reinstated as though no deposit had occurred pursuant to this Section 5 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with paragraph (c) of this Section 5, and the Company shall execute all documents reasonably satisfactory to the Holders evidencing such revival and reinstatement.

              (e) If the amount deposited in the Collateral Account, the Trustee shall return to the Company the difference, if positive, between the balance in the Collateral Account and the Principal Amount.

              (f) For purposes of this Section, the following definitions apply:

              "OFFICER'S CERTIFICATE" means a certificate signed by the chief executive officer, the president or the chief financial officer of the Company.

              "OPINION OF COUNSEL" means a written opinion of counsel, who may be an officer, counsel or employee of the Company, and who shall be reasonably acceptable to the Trustee.

              "TRUSTEE" means a national bank with combined capital and surplus in excess of $50,000,000.

              "U.S. GOVERNMENT OBLIGATIONS" means securities that are (i) direct obligations of the United States for the timely payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which, in either case, are not callable or redeemable at the option of the issuer thereof and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligation or a specific payment of principal of or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal of or interest on the U.S. Government Obligation evidenced by such depository receipt.

         SECTION 6. GENERAL.

              (a) Payment of Expenses. The Company agrees to pay all reasonable charges and expenses, including attorneys' fees and expenses, which may be incurred by the Holder in successfully enforcing this Debenture and/or collecting any amount due under this Debenture.

              (b) Savings Clause. In case any provision of this Debenture is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Debenture will not in any way be affected or impaired thereby. In no event shall the amount of interest paid hereunder exceed the maximum rate of interest on the unpaid principal balance hereof allowable by applicable law. If any sum is collected in excess of the applicable maximum rate, the excess collected shall be applied to reduce the principal debt. If the interest actually collected hereunder is still in excess of the applicable maximum rate, the interest rate shall be reduced so as not to exceed the maximum allowable under law.

              (c) Assignment, Etc. Subject to compliance with applicable securities laws, the Holder may assign or transfer this Debenture to any transferee only with the prior written consent of the Company, which may not be unreasonably withheld or delayed, provided that (i) the Holder may assign or transfer this Debenture to any of such Holder's Affiliates without the consent of the Company and (ii) upon any Event of Default, the Holder may assign or transfer this Debenture without the consent of the Company. The Holder shall notify the Company of any such assignment or transfer promptly. This Debenture shall be binding upon the Company and its successors and shall inure to the benefit of the Holder and its successors and permitted assigns.

              (d) No Waiver. No failure on the part of the Holder to exercise, and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Holder of any right, remedy or power hereunder preclude any other or future exercise of any other right, remedy or power. Each and every right, remedy or power hereby granted to the Holder or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Holder from time to time.

              (e) Governing Law; Jurisdiction.

                   (i) Governing Law. THIS DEBENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAWS PROVISIONS THEREOF THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

                   (ii) Jurisdiction. The Company irrevocably submits to the exclusive jurisdiction of any State or Federal Court sitting in the State of New York, County of New York, over any suit, action, or proceeding arising out of or relating to this Debenture. The Company irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding brought in such a court and any claim that suit, action, or proceeding has been brought in an inconvenient forum.

                   The Company agrees that the service of process upon it mailed by certified or registered mail (and service so made shall be deemed complete three days after the same has been posted as aforesaid) or by personal service shall be deemed in every respect effective service of process upon it in any such suit or proceeding. Nothing herein shall affect Holder's right to serve process in any other manner permitted by law. The Company agrees that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

                   (iii) No Jury Trial. The Company hereby knowingly and voluntarily waives any and all rights it may have to a trial by jury with respect to any litigation based on, or arising out of, under, or in connection with, this Debenture.

              (f) Replacement Debentures. This Debenture may be exchanged by Holder at any time and from time to time for a Debenture or Debentures with different denominations representing an equal aggregate outstanding Principal Amount, as reasonably requested by Holder, upon surrendering the same. No service charge will be made for such registration or exchange. In the event that Holder notifies the Company that this Debenture has been lost, stolen or destroyed, a replacement Debenture identical in all respects to the original Debenture (except for registration number and principal amount, if different than that shown on the original Debenture), shall be issued to the Holder, provided that the Holder executes and delivers to the Company an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with the Debenture.

              (g) (i) Subject to Section 6(g)(iii), until December ___, 2004, any certificate representing Debentures issued on a transfer or exchange of this Debenture and any certificate representing Underlying Shares shall be issued with and bear the following legend:

              UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE DECEMBER ___, 2004.

              (ii) The Holder acknowledges that, while any certificate representing Underlying Shares contains legends restricting their transfer, (i) such securities cannot be traded through the facilities of the Toronto Stock Exchange since the certificate is not freely transferable and consequently is not "good delivery" in settlement of transactions on the Toronto Stock Exchange; and (ii) that the Toronto Stock Exchange would deem the selling securityholder to be responsible for any loss incurred on a sale made by him in such securities. As such, at any such time that there is a restrictive legend on any certificate representing Underlying Shares, such certificate shall also bear the following legend:

              THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE LISTED ON THE TORONTO STOCK EXCHANGE; HOWEVER, THE SAID SECURITIES CANNOT BE TRADED THROUGH THE FACILITIES OF SUCH EXCHANGE SINCE THEY ARE NOT FREELY TRANSFERABLE, AND CONSEQUENTLY ANY CERTIFICATE REPRESENTING SUCH SECURITIES IS "GOOD DELIVERY" IN SETTLEMENT OF TRANSACTIONS ON THE TORONTO STOCK EXCHANGE.

              (iii) The Company agrees to reissue certificates representing Debentures or Underlying Shares, as the case may be, without the legends set forth above in Section 6(g)(i) and Section 6(g)(ii) at such time as (i) such securities are qualified for distribution under a prospectus in Ontario (it being acknowledged that there must be a trade of such security) or (ii) such securities are sold to a purchaser or purchasers in a transaction that meets the requirements of (A)

Section 2.5 of Multilateral Instrument 45-102 - Resale of Securities (in the opinion of counsel to the seller or the holder, in form and substance reasonably satisfactory to the Company and its counsel) and (B) the requirements of the Toronto Stock Exchange, if any; provided, that, the legend set forth above in
Section 6.2(b) may only be removed if there is no other restrictive legend on the certificate representing such securities.

                            [Signature Page Follows]

         IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed on August 27, 2004.


                                         INTEROIL CORPORATION


                                         By:
                                            ----------------------------------
                                         Name:
                                         Title:

                                    EXHIBIT A

                            FORM OF CONVERSION NOTICE

(To be Executed by the Holder
in order to Convert a Debenture)

The undersigned hereby elects to convert the aggregate outstanding Principal Amount (as defined in the Debenture) indicated below of this Debenture into Common Shares, no par value (the "Common Shares"), of INTEROIL CORPORATION. (the "Company") according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

Conversion information:
                         -------------------------------------------------------
                         Date to Effect Conversion

                         -------------------------------------------------------
                         Aggregate Principal Amount of Debenture Being Converted

                         -------------------------------------------------------
                         Number of Common Shares to be Issued

                         -------------------------------------------------------
                         Conversion Price

                         The Principal Amount converted shall be applied as follows:

                         -    to reduce the Special Conversion Amount
                              commencing with the next one

                         - to reduce the Special Conversion Amount(s) commencing with the last one

                         - to reduce pro-rata all remaining Special Conversion Amounts

                         - to reduce any remaining Principal Amount due on the Maturity Date (after subtracting all remaining Special Conversion Amounts) and thereafter any Special Conversion Amounts commencing with the last one


                         -------------------------------------------------------
                         Signature

                         -------------------------------------------------------
                         Name

                         -------------------------------------------------------
                         Address

                                    EXHIBIT B

                    FORM OF INTEREST PAYMENT ELECTION NOTICE


To:  [HOLDER AT HOLDER'S ADDRESS]



         Pursuant to Section 1(a) of Debenture No. ______ of INTEROIL CORPORATION (the "Company") issued on August 27, 2004, we hereby notify you that the Company is irrevocably electing to pay the accrued interest due on the Interest Payment Date (as defined in the Debenture) which occurs on ______, 20__ (check one):

In full in cash on such Interest Payment Date.

          ________ In full in Interest Shares within three (3) Trading Days following such Interest Payment Date.

          ________ In a combination of cash and Interest Shares within three (3) Trading Days following such Interest Payment Date in the following percentages:

                            _____% of cash

                            _____% of Interest Shares


                                        INTEROIL CORPORATION

                                        By:
                                           -------------------------------------
                                        Name:
                                        Title:

                                    EXHIBIT C

                         FORM OF SPECIAL CONVERSION AND
                    REMEDY CONVERSION NOTICE ELECTION NOTICE


To:  [HOLDER AT HOLDER'S ADDRESS]



         Pursuant to Section 3(c)(iii) of Debenture No. ______ of INTEROIL CORPORATION issued on August 27, 2004, we hereby notify you that we are irrevocably electing to pay the applicable outstanding Special Conversion Amount or Remedy Conversion Amount (as defined in the Debenture) due on the applicable Special Conversion Date or Remedy Conversion Date (as defined in the Debenture) which occurs on ______, 20__ (check one) (the "Date"):


           _________        In full in cash on the Date.

           _________        Will honor in Common Shares within three (3)
                            Trading Days following the Date.



                                      INTEROIL CORPORATION

                                      By:
                                         ---------------------------------------
                                      Name:
                                      Title: